Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 501 South 5th Street Richmond, VA 23219-0501 +1 804.444.7925 T www.mwv.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-444-7284 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Sales Growth and Strong Operating Performance in Third Quarter 2010

Third Quarter Operating Highlights from Continuing Operations

•	EPS of $0.64 (adjusted EPS of $0.63 excluding special items)

•	Packaging Platform Profits Up 28% Driven by Improved Business Mix

•	Emerging Markets Sales Grow 12% Driven by Continued Strength in Brazil and China

•	Cash Flow from Operations Nears $350 Million Year-to-Date

RICHMOND, VA (October 27, 2010)—MeadWestvaco Corporation (NYSE: MWV) reported higher year-over-year sales and profits from its business segments on a continuing operations basis in the third quarter of 2010. The company has consistently increased business segment profits with execution of a value-based strategy to focus on participation in the most attractive global packaging and other targeted markets. Volume gains from higher-return products and customers, as well as a more competitive cost structure, drove the increase in segment profits compared to the same period last year.

“Another quarter of improved performance extends the progress we have made by implementing a value-based strategy agenda across MWV,” said John A. Luke, Jr., chairman and chief executive officer. “We have reshaped our market participation, achieved good returns from our investments in new products and emerging markets, improved our productivity – and the result has been better earnings performance across our businesses. We remain focused on providing innovative, value-added products to our customers in fast-growing and demanding packaging markets around the world, as well as in our targeted segments of the school and office products and specialty chemicals markets – and we are having a lot of success.”

Profit from continuing operations from the company’s business segments increased 15 percent to $225 million in the third quarter of 2010 from $196 million in the third quarter of 2009. During the quarter, all manufacturing businesses generated year-over-year segment margin expansion. Profit from the company’s combined packaging platform grew 28 percent driven by continued growth in higher-value packaging markets, as well as from improved manufacturing productivity.

Luke continued, “MWV is more focused, more profitable, and ready to take advantage of substantial opportunities for future growth. We have confidence in our approach, and expect further improvement in our relative performance as we continue to capitalize on the strengths we’ve built over the past few years.”

Quarterly Comparison

Net income from continuing operations was $111 million, or $0.64 per share, in the third quarter of 2010 compared to $122 million, or $0.71 per share, in the third quarter of 2009. The results for the third quarter of 2010 include a tax benefit from cellulosic biofuel producer credits of $15 million, or $0.09 per share; after-tax restructuring charges of $10 million, or $0.06 per share; and an after-tax charge from early retirement of debt of $4 million, or $0.02 per share. The results for the third quarter of 2009 include after-tax income from alternative fuel mixture credits of $64 million, or $0.37 per share; after-tax restructuring charges of $27 million, or $0.15 per share; after-tax income from vacation accrual adjustments due to a policy change of $13 million, or $0.07 per share; an after-tax charge from early retirement of debt of $11 million, or $0.06 per share; and an after-tax pension curtailment gain of $4 million, or $0.02 per share. The net effects of these items on earnings per share from continuing operations are as follows:

	Third Quarter 2010	Third Quarter 2009
Earnings per share from continuing operations, as reported	$0.64	$0.71

Net effects of special items	(0.01)	(0.25)

Earnings per share from continuing operations, as adjusted [1]	$0.63	$0.46

[1]	Refer to “Use of Non-GAAP Measures” section of this document.

On September 30, 2010, MWV completed the sale of its media and entertainment packaging business for cash proceeds of $68 million, subject to certain post-closing adjustments, resulting in an after-tax loss on disposition of $122 million. For the current- and prior-year reporting periods, the company is reporting the results of this business and the loss on disposition as discontinued operations in the consolidated financial statements. Results from discontinued operations (including the loss on disposition) were an after-tax loss of $126 million, or $0.73 per share, in the third quarter of 2010 compared to after-tax income of $6 million, or $0.03 per share, in the third quarter of 2009. The results of the media and entertainment packaging business were previously included in the Consumer Solutions segment.

Following is a summary of third quarter 2010 results by business segment. All comparisons of the results of the third quarter of 2010 are with the third quarter of 2009 on a continuing operations basis.

Packaging Resources

(Includes high-quality paperboard principally for packaging for global food and beverage, tobacco and commercial print markets as well as Rigesa, a fully-integrated manufacturer of corrugated packaging solutions for produce, meat and consumer products markets in Brazil)

•	4% volume growth

•	12% sales growth

•	23% profit growth

In the Packaging Resources segment, profit increased to $91 million in the third quarter of 2010 compared to $74 million in the third quarter of 2009. Sales increased to $703 million in the third quarter of 2010 compared to $626 million in the third quarter of 2009.

Volume growth was driven by increased shipments of the company’s CNK®-branded coated unbleached kraft paperboard (+14%) from more normal customer purchasing patterns during the beverage season this year and from gains in retail food. Rigesa also had increased shipments. Solid bleached sulfate shipments were unchanged as the company ran five paper machines versus six last year, as the company exited lower return product lines. The variance between changes in volume and sales was primarily driven by improved pricing and product mix from gains in targeted higher value markets for food service, tobacco, liquid packaging and commercial print. Rigesa also had improved pricing and product mix from increased sales of value-added corrugated packaging solutions. CNK® pricing and product mix was essentially unchanged year-over-year.

Profit growth reflects improved pricing and product mix, higher volume and better productivity performance, partially offset by higher costs for certain raw materials and freight and unfavorable foreign currency exchange.

Consumer Solutions

(Includes packaging for beverage, tobacco, personal care, home and garden and healthcare markets)

•	1% volume growth

•	2% sales decline

•	41% profit growth

In the Consumer Solutions segment, profit increased to $38 million in the third quarter of 2010 from $27 million in the third quarter of 2009. Sales declined to $455 million in the third quarter of 2010 from $466 million in the third quarter of 2009.

Volume improvement was driven by continued growth in home and garden and in personal care dispensing solutions, particularly higher value fragrance and airless products, and growth in adherence healthcare packaging (Shellpak®) and in tobacco packaging, while beverage packaging remained essentially unchanged. These volume gains were partially offset by deliberate exits from lower return product lines and by decreased volumes in certain personal care dispensing products due to reduced concerns about the H1N1 virus. Improved pricing and product mix was more than offset by unfavorable foreign currency exchange resulting in lower overall sales.

Profit growth reflects improved pricing and product mix, improved productivity, favorable foreign currency exchange and higher volume of core products, partially offset by higher costs for certain raw materials and freight.

Consumer & Office Products

(Includes branded school supplies, office products, planning and organizing products and envelopes)

•	6% volume decline

•	5% sales decline

•	2% profit decline

In the Consumer & Office Products segment, profit of $50 million in the third quarter of 2010 was modestly lower than $51 million in the third quarter of 2009. Sales declined to $288 million in the third quarter of 2010 compared to $303 million in the third quarter of 2009.

The segment had a strong back-to-school season in North America with its Mead®, FiveStar® and Trapper Keeper® line-up, and initial sell-in for the company’s dated and time management products was also strong. The volume decline primarily reflects lower envelope volume in 2010. The variance between changes in volume and sales was essentially unchanged as pricing and product mix remained consistent.

The modest decline in profit reflects lower volumes and higher costs for certain raw materials, largely offset by improved productivity. This segment continues to be impacted by imports from Asia.

Specialty Chemicals

(Includes chemicals for asphalt, oil-field services, adhesives and inks, as well as carbon for auto emission controls and food and water purification)

•	11% volume growth

•	22% sales growth

•	83% profit increase

In the Specialty Chemicals segment, profit increased to $44 million in the third quarter of 2010 from $24 million in the third quarter of 2009. Sales increased to $189 million in the third quarter of 2010 from $155 million in the third quarter of 2009.

Volume and sales growth were driven by continued penetration of developed and emerging markets with the company’s value-added solutions for infrastructure and energy markets, gains in market share for adhesive solutions and increased auto production in North America, Europe and in emerging markets.

Profit growth reflects improved pricing and product mix, better productivity performance and higher volume, partially offset by higher costs for certain raw materials and freight.

Community Development and Land Management

(Includes 746,000 owned acres in Southeastern U.S. – pursuing small-tract land sales and development opportunities)

In the Community Development and Land Management segment, profit was $2 million in the third quarter of 2010 compared to $20 million in the third quarter of 2009. The decline in profit was primarily driven by a lower level of real estate activities, which was $1 million in the third quarter of 2010 compared to $17 million in the third quarter of 2009. Sales were $26 million in the third quarter of 2010 compared to $41 million in the third quarter of 2009.

The segment sold approximately 2,200 acres for gross proceeds of $6 million in the third quarter of 2010 compared to approximately 11,300 acres for gross proceeds of $23 million in the third quarter of 2009. Profit from forestry operations and leasing activities was $1 million in the third quarter of 2010 compared to $3 million in the third quarter of 2009.

Corporate and Other

Corporate and Other loss was $116 million in the third quarter of 2010 compared to a loss of $20 million in the third quarter of 2009. The results for the third quarter of 2010 include restructuring charges of $15 million. The results for the third quarter of 2009 include income from alternative fuel mixture credits totaling $103 million, as well as restructuring charges of $43 million.

Other Items

In the third quarter of 2010, total pre-tax input costs of energy, raw materials and freight increased $48 million over the third quarter of 2009 on a continuing operations basis.

In the third quarter of 2010, the pre-tax impact from favorable foreign currency exchange was $3 million compared to the third quarter of 2009 on a continuing operations basis.

Cash flow provided by continuing operations was approximately $350 million in the first three quarters of 2010 compared to approximately $530 million in the first three quarters of 2009. The year-over-year decrease was driven primarily by the receipt of cash from alternative fuel mixture credits totaling $248 million in 2009, offset in part by higher year-over-year business segment earnings in 2010.

Capital spending from continuing operations was $137 million in the first three quarters of 2010, which is unchanged from the first three quarters of 2009.

During the third quarter of 2010, the company repurchased $98 million of its 6.85 percent notes due in 2012, reducing the balance of these notes from $319 million to $221 million.

During the third quarter of 2010, the company repurchased and retired 2.6 million of its common shares for $60 million under existing authorizations.

The company’s U.S. qualified retirement plans remain over funded and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate in the third quarter of 2010 from continuing operations was a benefit of (2) percent. During the quarter, favorable IRS guidance was issued in relation to claiming the Cellulosic Biofuel Producer Credit. Additionally, the company completed an internal reorganization of a domestic entity resulting in the recognition of deferred tax benefits. These items contributed to the difference between the (2) percent effective tax rate in the third quarter of 2010 and statutory rates. The annual effective tax rate in 2010 from continuing operations is expected to be about 20 percent reflecting the mix and level of earnings between domestic and foreign operations. Excluding both discrete and special items, the annual effective tax rate is expected to be about 28 percent.

Outlook

Across its markets, the company sees generally stable demand trends, but at levels that continue to be below pre-recessionary rates. The company’s businesses are executing well on its strategies of focusing on valued solutions for higher return markets, delivering cost savings, and driving supply-chain and working capital efficiencies. The company is continuing to monitor ongoing macro-economic developments, particularly in North America and Europe, as well as geo-political developments and is prepared to respond to additional challenges. Assuming current demand trends continue, the company expects to achieve year-over-year margin and earnings improvement in the fourth quarter of 2010.

Use of Non-GAAP Measures

The presentation of earnings per share from continuing operations, adjusted to exclude income from alternative fuel mixture credits; tax benefits from cellulosic biofuel producer credits; restructuring charges; income from vacation accrual adjustments due to a policy change; charges from early retirement of debt; and a pension curtailment gain, is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business because it excludes items of income, gains and losses that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1093 (toll-free domestic) or 1 (612) 234-9960 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on October 27, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 172346.

About MWV

MeadWestvaco Corporation (NYSE: MWV), provides packaging solutions to many of the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and commercial print industries. The company’s businesses include Consumer & Office Products, Specialty Chemicals, and the Community Development and Land Management Group, which sustainably manages the company’s land holdings to support its operations, and to provide for conservation, recreation and development opportunities. With 19,000 employees worldwide, MWV operates in 30 countries and serves customers in more than 100 nations. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the seventh consecutive year. For more information, please visit www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009 [2]	2010	2009 [2]
Net sales	$1,560	$1,512	$4,367	$4,140

Cost of sales	1,208	1,200	3,474	3,449
Selling, general and administrative expenses	197	177	540	557
Interest expense	47	50	141	150
Other income, net	(1)	(91)	(14)	(286)

Income from continuing operations before income taxes	109	176	226	270
Income tax (benefit) provision	(2)	54	31	90

Income from continuing operations	111	122	195	180
Discontinued operations, net of income taxes [1]	(126)	6	(136)	(6)

Net (loss) income attributable to the company	$(15)	$128	$59	$174

Net (loss) income per diluted share attributable to the company :
Income from continuing operations	$0.64	$0.71	$1.12	$1.04
Discontinued operations [1]	(0.73)	0.03	(0.78)	(0.03)

Net (loss) income attributable to the company	$(0.09)	$0.74	$0.34	$1.01

Shares used to compute net (loss) income per diluted share	172.5	173.6	173.3	172.7

[1]	Reflects the disposition of the company’s media and entertainment packaging business that occurred on September 30, 2010.
[2]	Prior period amounts have been recast to conform to the 2010 presentation of the company’s media and entertainment packaging business as discontinued operations.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2010	December 31, 2009 [1]
Assets
Cash and cash equivalents	$774	$850
Accounts receivable, net	831	876
Inventories	687	547
Other current assets	141	149
Current assets of discontinued operations	—	108

Current assets	2,433	2,530

Property, plant, equipment and forestlands, net	3,242	3,338
Prepaid pension asset	964	938
Goodwill	802	809
Other assets	1,207	1,256
Non-current assets of discontinued operations	—	150

	$8,648	$9,021

Liabilities and equity
Accounts payable	$593	$522
Accrued expenses	559	651
Notes payable and current maturities of long-term debt	16	13
Current liabilities of discontinued operations	—	60

Current liabilities	1,168	1,246

Long-term debt	2,038	2,153
Other long-term obligations	1,234	1,170
Deferred income taxes	963	1,026
Non-current liabilities of discontinued operations	—	3

Commitments and contingencies

Shareholders’ equity	3,226	3,406
Non-controlling interests	19	17

Total equity	3,245	3,423

	$8,648	$9,021

[1]	Prior period amounts have been recast to conform to the 2010 presentation of the company’s media and entertainment packaging business as discontinued operations.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009 [4]	2010	2009 [4]
Sales
Packaging Resources	$703	$626	$2,003	$1,808
Consumer Solutions	455	466	1,381	1,391
Consumer & Office Products	288	303	688	700
Specialty Chemicals	189	155	507	365
Community Development and Land Management	26	41	107	150
Corporate and Other [1]	—	15	—	39

Total	1,661	1,606	4,686	4,453
Intersegment eliminations	(101)	(94)	(319)	(313)

Consolidated totals	$1,560	$1,512	$4,367	$4,140

Segment profit
Packaging Resources	$91	$74	$193	$142
Consumer Solutions	38	27	101	77
Consumer & Office Products	50	51	87	77
Specialty Chemicals	44	24	105	40
Community Development and Land Management	2	20	37	79

Subtotal	225	196	523	415
Corporate and Other [2]	(116)	(20)	(297)	(145)

Consolidated totals [3]	$109	$176	$226	$270

[1]	Revenue for Corporate and Other represents sales from the company’s specialty papers division that was sold in the fourth quarter of 2009.
[2]

Corporate and Other includes income from alternative fuel mixture credits, restructuring charges, interest expense and income, pension income and curtailment gains, gains and losses on certain asset sales, charges from early extinguishments of debt, and non-controlling interest income and losses.

[3]	Consolidated totals represent income from continuing operations before income taxes.
[4]

Certain prior period amounts have been recast to conform to the 2010 presentation of the company’s media and entertainment packaging business as discontinued operations previously included in the Consumer Solutions segment.

MeadWestvaco Corporation and consolidated subsidiary companies

# # #